Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Goldfield Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-72241 and No. 333-201028) of The Goldfield Corporation of our report dated March 15, 2017 with respect to the consolidated balance sheets of The Goldfield Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the years then ended, which report appears in the December 31, 2016 annual report on Form 10-K of The Goldfield Corporation.

/s/ KPMG LLP

Orlando, Florida
March 15, 2017
Certified Public Accountants